EXHIBIT (a)(1)(E)

Confirmation Email to Employees who Elect to Participate in the

Offer to Amend the Exercise Price of Certain Options

Active Power, Inc. has received your election form, by which you elected to have your eligible options amended and, to the extent applicable, to receive cash payments, subject to the terms and conditions of the offer.

If you change your mind, you may withdraw your election as to all of your eligible options by submitting a properly completed and signed election form indicating that you reject the offer, before 5:00 p.m., Central Time, on December 11, 2007, via fax or email to:

Jennifer Crow
Finance Manager
Active Power, Inc.
Fax:	(512) 836-4511
Email:	jennifercrow@activepower.com

Election forms submitted via email must contain your properly completed and signed election form as an attachment to your email. Only responses that are complete, signed and actually received by Active Power by the deadline will be accepted. Responses submitted by any other means, including hand delivery, United States mail (or other post) and Federal Express (or similar delivery service) are not permitted. If you have questions about any of the forms or would like to request additional copies of the Offer to Amend, contact Jennifer Crow at phone number (512) 744-9254. If you have questions about the terms of this offer affecting your options, please direct them to John K. Penver, our Chief Financial Officer, at:

John K. Penver
Chief Financial Officer
Active Power, Inc.
Tel:	(512) 744-9234
Email:	johnpenver@activepower.com

Please note that our receipt of your election form is not by itself an acceptance of the options for amendment. For purposes of the offer, Active Power will be deemed to have accepted options for amendment that are validly tendered and not properly withdrawn by you as of when Active Power gives oral or written notice to the option holders generally of its acceptance for amendment of such options, which notice may be made by press release, email, or other method of communication. Active Power’s formal acceptance of the properly tendered options is expected to take place shortly after the end of the offer period.

This notice does not constitute the Offer to Amend. The full terms of the offer are described in (1) the Offer to Amend; (2) the email from James Clishem, dated November 9, 2007; (3) the election form; and (4) your personalized addendum containing information regarding your eligible option(s). You may also access these documents, except your personalized addendum, through Active Power’s intranet at http://intranet/base/hr/hr_documents/Tender%20Offer.doc, or through the U.S. Securities and Exchange Commission’s website at http://www.sec.gov. You may access your personalized addendum by contacting Jennifer Crow at phone number (512) 744-9254 or by email at jennifercrow@activepower.com.

Confirmation Email to Employees who Withdraw their Stock Options from the

Offer to Amend the Exercise Price of Certain Options

Active Power, Inc. has received your election form, by which you withdrew your prior acceptance of Active Power’s offer to amend your eligible outstanding options.

If you change your mind, you may once again elect to amend all of your eligible options by completing and signing the election form which was previously provided to you, and submitting it before 5:00 p.m., Central Time, December 11, 2007, via fax or email to:

Jennifer Crow
Finance Manager
Active Power, Inc.
Fax:	(512) 836-4511
Email:	jennifercrow@activepower.com

Election forms submitted via email must contain your properly completed and signed election form as an attachment to your email. Only responses that are complete, signed and actually received by Jennifer Crow by the deadline will be accepted. Responses submitted by any other means, including hand delivery, United States mail (or other post) and Federal Express (or similar delivery service) are not permitted. If you have questions about any of the forms or would like to request additional copies of the Offer to Amend, you may contact Jennifer Crow at phone number (512) 744-9254 or by email at jennifercrow@activepower.com. If you have questions about the terms of this offer affecting your options, please direct them to John K. Penver, our Chief Financial Officer, at:

John K. Penver
Chief Financial Officer
Active Power, Inc.
Tel:	(512) 744-9234
Email:	johnpenver@activepower.com

This notice does not constitute the Offer to Amend. The full terms of the offer are described in (1) the Offer to Amend; (2) the email from James Clishem, dated November 9, 2007; (3) the election form; and (4) your personalized addendum containing information regarding your eligible option(s). You may also access these documents, except your personalized addendum, through Active Power’s intranet site at http://intranet/base/hr/hr_documents/Tender%20Offer.doc, or through the U.S. Securities and Exchange Commission’s website at http://www.sec.gov. You may access your personalized addendum by contacting Jennifer Crow at phone number (512) 744-9254 or by email at jennifercrow@activepower.com.